Exhibit 3.2

Execution Version

CERTIFICATE OF TRUST

OF

EAGLE POINT TRINITY SENIOR SECURED LENDING COMPANY

(a Delaware Statutory Trust)

This Certificate of Trust of Eagle Point Trinity Senior Secured Lending Company (the “Trust”), dated as of August 28, 2025, is being duly executed and filed on behalf of the Trust by the undersigned Trustees for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1.           NAME. The name of the statutory trust formed by this Certificate of Trust is Eagle Point Trinity Senior Secured Lending Company.

2.           REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is and the name of the Trust’s registered agent at such address is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

3.           EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

4.           BUSINESS DEVELOPMENT COMPANY. The Trust will elect to be regulated as a business development company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees, have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Thomas P. Majewksi
Thomas P. Majewski
As Trustee and not individually

By:	/s/ Kyle Brown
Kyle Brown
As Trustee and not individually

By:	/s/ Scott W. Appleby
Scott W. Appleby
As Trustee and not individually

By:	/s/ Lockwood Holmes
Lockwood Holmes
As Trustee and not individually

By:	/s/ Bryan Pereboom
Bryan Pereboom
As Trustee and not individually

By:	/s/ Paul E. Tramontano
Paul E. Tramontano
As Trustee and not individually